EXHIBIT 99.2

EXECUTION VERSION

STOCK OPTION AGREEMENT

BY AND BETWEEN

GUY J. QUIGLEY

AND

MATRIXX INITIATIVES, INC.

DATED AS OF SEPTEMBER 4, 2012

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) dated as of September 4, 2012, between Guy J. Quigley (“Seller”) and Matrixx Initiatives, Inc., a Delaware corporation (“Purchaser”).

R E C I T A L S

Seller is the record and beneficial owner of 2,581,559 of the issued and outstanding shares of common stock, par value $0.0005 per share (“Common Stock”), of ProPhase Labs, Inc., a Nevada corporation (the “Company”), representing approximately 17.4% of the Company’s outstanding Common Stock.

Seller desires to sell, and Purchaser desires to purchase, an option (the “Option”) to acquire 1,453,427 shares of Common Stock (the “Option Shares”) owned by Seller, representing approximately 9.8% of the Company’s outstanding Common Stock, for an exercise price of $1.40 per share of Common Stock (as may be adjusted from time to time in accordance with Section 4.5, the “Exercise Price”), pursuant to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF OPTION; CLOSING; DELIVERIES

1.1 Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase, the Option, free and clear of all Encumbrances.

1.2 The aggregate purchase price to be paid for the Option at the Closing shall be an amount equal to $200,000.00 (the “Option Purchase Price”). For avoidance of doubt, the Option Purchase Price will be nonrefundable.

1.3 Subject to the conditions set forth herein, the consummation of the transactions that are the subject of this Agreement (the “Closing”) shall occur at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654 or such other place as Purchaser and Seller may mutually agree upon in writing, at 10:00 a.m., Chicago time, on the date hereof and the Closing shall be deemed effective as of the open of business on the date hereof.

1.4 At the Closing, (a) Purchaser shall deliver to Seller the Option Purchase Price by wire transfer of immediately available funds, (b) Seller shall automatically, without any further action, entitle Purchaser to purchase 1,453,427 shares of Common Stock from Seller for the Exercise Price in accordance with the procedures set forth in Article IV hereof and (c) Seller shall deliver to Purchaser an irrevocable proxy, substantially in the form attached hereto as Exhibit A (the “Proxy”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller hereby represents and warrants to Purchaser as follows:

2.1 Authority. Seller has the right, power, authority and capacity to execute and deliver this Agreement and any other documents entered into in connection herewith, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms hereof.

2.2 Ownership. Seller is the sole record and beneficial owner of the Option Shares, has good and marketable title to, and sole record and beneficial ownership of, the Option Shares, free and clear of all Encumbrances, other than applicable restrictions under applicable Laws, and has full legal right and power to sell the Option and, upon exercise of the Option, sell, transfer and deliver the Option Shares to Purchaser in accordance with this Agreement. Upon consummation of the Closing, Purchaser will acquire from Seller the Option and, upon exercise of the Option, Purchaser will acquire from Seller legal and beneficial ownership of, and good and valid title to, the Option Shares, in each case free and clear of any Encumbrances (other than Encumbrances as may be imposed by Purchaser or applicable restrictions under applicable Laws, including restrictions on transfer under the Securities Act and any applicable state securities Laws), including Encumbrances of spouses, former spouses or other family members or beneficiaries of Seller. Seller has not assigned any rights related to the Option or the Option Shares. Other than this Agreement and the Proxy, there are no stockholders’ agreements, voting trusts, proxies, options, rights of first refusal or any other agreements or understandings with respect to the voting or disposition of the Option Shares.

2.3 Valid Issuance. The Option Shares are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with the Securities Act and any applicable state securities Laws and were not issued in violation of any preemptive or similar rights.

2.4 No Conflict; Litigation. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated hereby, do not conflict with, nor will they conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of, or any augmentation or acceleration of rights, benefits or obligations of any party under (i) any instrument, contract or agreement to which Seller is a party or by which he is bound, or to which the Option or the Option Shares are subject or (ii) any Law. Assuming the accuracy of Purchaser’s representations and warranties in Article III hereof, the transactions contemplated by this Agreement will be exempted from the Securities Act. Seller is not now involved in nor, to the knowledge of Seller, is threatened to be involved in, any litigation or any other litigation or legal or other proceedings related to or affecting the Option or the Option Shares or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

2.5 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any Governmental Authority or any other person is required for the consummation by Seller of any of the transactions on Seller’s part contemplated under this Agreement, other than a Schedule 13D amendment and a Form 4 to be filed by Seller.

2.6 No General Solicitation or Advertising. Neither Seller nor any of his affiliates nor any person acting on his or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D of the Securities Act) or general advertising with respect to the Option or, upon exercise of the Option, the Option Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Option Shares under the Securities Act or any applicable state securities Laws.

2.7 No Broker. No broker or intermediary has been retained by Seller or otherwise shall be entitled to compensation from the transactions contemplated by this Agreement.

2.8 Familiarity with the Company. Seller is fully familiar with the financial condition and prospects of the Company. Seller acknowledges that he is voluntarily transferring the right to purchase the Option Shares to Purchaser (i.e., the Option) and that the Option Purchase Price and the Exercise Price are fair consideration. Seller further represents that in negotiating for and in arriving at the amount of consideration for the Option and, upon exercise of the Option, the Option Shares, Seller has recognized the possibility that at any time after the date hereof, the business and financial position of the Company may substantially improve, which would be to the added or further benefit of the Company, its shareholders and Purchaser (as holder of the Option and, upon exercise of the Option, the Option Shares).

2.9 Purchaser Information. Seller acknowledges and understands that: (a) Purchaser currently may have, and later may come into possession of, information with respect to the Company and its Common Stock (including the Option Shares) that is not known to the Seller and may be material to a decision to exercise the Option and/or sell the Option Shares (the “Purchaser Excluded Information”) including, but not limited to, (A) material, nonpublic information regarding the Company, its financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans and prospects, including potential sales of the Company, any of its subsidiaries or any of their respective assets and potential financings of the Company and its subsidiaries which could result in distributions to the Company’s shareholders, and the fair market value of the Option and the Option Shares, (B) information regarding the Company and the Company’s industry possessed by the Purchaser as a result of its operations but not widely possessed by the public, and (C) information about the Purchaser’s strategic plans related to the Company, including but not limited to plans to:

(i) seek to acquire control of the Company through a merger, proxy solicitation, tender offer, exchange offer or otherwise, including for consideration in excess of the per share value of the Exercise Price;

(ii) make recommendations to the Board of Directors of the Company and management of the Company concerning various business strategies, mergers, acquisitions, dispositions, dividend policy, capital structure or charter or bylaw changes or other matters;

(iii) restructure or effect other significant transactions with respect to the Company;

(iv) participate in a going-private transaction;

(v) take any other actions that could have the purpose or effect of directly or indirectly changing or influencing control of the Company; or

(vi) provide financing for any of the foregoing;

(b) the Seller has determined to sell the right to purchase the Option Shares to Purchaser (i.e., the Option), notwithstanding its lack of knowledge of the Purchaser Excluded Information; and (c) the Purchaser shall have no liability to the Seller in any way related to the Purchaser Excluded Information, and the Seller waives and releases any claims that it might have against the Purchaser in any way related to the Purchaser Excluded Information, whether under applicable securities Laws or otherwise; provided, however, that the Purchaser Excluded Information shall not affect the truth or accuracy of the Purchaser’s representations or warranties in this Agreement.

2.10 Full Disclosure. No representation or warranty of Seller to Purchaser in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller that has specific application to the Company or its Common Stock (including the Option Shares) that materially adversely affects or materially threatens the Company or its Common Stock (including the Option Shares) that has not been set forth in this Agreement or in the Company’s public filings with the Securities and Exchange Commission.

2.11 No Other Agreements. Other than this Agreement and the Proxy, Seller and Purchaser do not have any agreement, arrangement or understanding with respect to the acquisition, holding, voting or disposition of any securities of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to Seller as follows:

3.1 Authority. Purchaser has the right, power, authority and capacity to execute and deliver this Agreement and any other documents entered into in connection herewith, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof.

3.2 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of, or any augmentation or acceleration of rights, benefits or obligations of any party under (i) any instrument, contract or agreement to which Purchaser is a party or by which it is bound or (ii) any Law.

3.3 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any Governmental Authority or any other person is required for the consummation by Purchaser of any of the transactions on its part contemplated under this Agreement, other than a Form 3 and Schedule 13D by Purchaser.

3.4 Accredited Investor; Investment Experience. Purchaser is and, upon exercise of the Option, will be an “accredited investor,” as such term is defined in Regulation D of the Securities Act, is experienced in investments and business matters, has made investments of a speculative nature and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable it to utilize the information made available by Seller and the Company to evaluate the merits and risks of and to make an informed investment decision with respect to this Agreement, which, upon exercise of the Option, will represent a speculative investment. Purchaser is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. Purchaser is and, upon exercise of the Option, will be an accredited investor, as defined in Rule 501 of the Securities Act.

3.5 Investment Purposes. Purchaser is acquiring the Option and, upon exercise of the Option, will be acquiring the Option Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part, nor with the intention of selling, transferring or otherwise disposing of all or any part of the Option or, upon exercise of the Option, the Option Shares except in compliance with all applicable provisions of the Securities Act and any applicable state securities Laws.

3.6 No Broker. No broker or intermediary has been retained by Purchaser or otherwise shall be entitled to compensation from the transactions contemplated by this Agreement.

3.7 Familiarity with the Company. Purchaser is fully familiar with the financial condition and prospects of the Company. Purchaser acknowledges that it is voluntarily purchasing the Option and, upon exercise of the Option, will be purchasing the Option Shares from Seller and that the Option Purchase Price and the Exercise Price are fair consideration. Purchaser further represents that in negotiating for and in arriving at the amount of consideration for the Option and the Option Shares, Purchaser has recognized the possibility that at any time after the date hereof, the business and financial position of the Company may substantially deteriorate, which would be to the detriment of the Company, its shareholders and Purchaser (as holder of the Option and, upon exercise of the Option, the Option Shares).

3.8 No Other Agreements. Other than this Agreement and the Proxy, Seller and Purchaser do not have any agreement, arrangement or understanding with respect to the acquisition, holding, voting or disposition of any securities of the Company.

ARTICLE IV

OPTION TERMS

4.1 Terms. The Option shall be exercisable for the purchase of the Option Shares at the Exercise Price, payable upon exercise as set forth in this Article IV. The Option shall expire on the earliest to occur of (i) Purchaser’s failure to deliver an Option Notice within thirty (30) calendar days after the date hereof, (ii) Purchaser’s failure to pay the Option Price (which may be in the form of a Note) at the Option Closing and (iii) the date that is three (3) years from the date hereof (the “Expiration Date”).

4.2 Payment of Option Price. The Option shall be exercised in whole, but not in part, upon payment to Seller of an amount equal to $2,034,797.80 (the “Option Price”), which amount is equal to the product of (i) the Exercise Price, multiplied by (ii) the number of Option Shares.

4.3 Procedure for Exercise. Purchaser may exercise the Option at any time prior to the Expiration Date, by delivering written notice to Seller (the “Option Notice”); provided that if Purchaser has not delivered an Option Notice within thirty (30) calendar days after the date hereof the Option will be deemed to have expired in accordance with Section 4.1(i). The Option Notice shall set forth the time and place for the closing (an “Option Closing”), which date shall be no less than two (2) business days and no more than thirty (30) calendar days following the date of the Option Notice.

4.4 Closing of Purchase of Option Shares. At the Option Closing, Purchaser shall pay the Option Price (a) in cash by wire transfer of immediately available funds or (b) by delivering to Seller a note in the form of Exhibit B attached hereto (a “Note”). Promptly (but in any event within one (1) business day) following receipt of the Option Price, for a period of thirty (30) calendar days following the Option Closing, Seller shall make reasonable efforts to cause the transfer agent of the Company to issue a new certificate or certificates in Purchaser’s name representing the Option Shares (the “Exercise Share Issuance”). So long as Seller makes reasonable efforts to cause the Exercise Share Issuance to occur, the failure by Seller to cause the Exercise Share Issuance to occur solely as a result of any action or inaction on the part of the transfer agent or the Company shall not be deemed to be a violation of Seller’s obligations under this Agreement (a “Bona Fide Failed Exercise Share Issuance”). In no event will Purchaser be deemed to have exercised the Option or Seller be deemed to have validly delivered the Option Shares if the transfer agent does not issue a stock certificate in the name of Purchaser representing the Option Shares. For purposes of clarity, on the day immediately following the Expiration Date, in the event that a Bona Fide Failed Exercise Share Issuance occurs, Seller’s obligation to cause the Exercise Share Issuance shall automatically terminate, the Option shall not be deemed to have been exercised and the Option shall automatically terminate. Purchaser shall be entitled to receive customary representations and warranties from Seller regarding the sale of the Option Shares (including representations and warranties regarding good title to the Option Shares, free and clear of any Encumbrances). If the Exercise Share Issuance occurs and Purchaser fails to pay the Obligations in full on or before the Maturity Date (as each term is defined in the Note), Purchaser will take reasonable efforts to cause the certificate or certificates to be re-issued in the name of Seller.

4.5 Adjustments; Distributions. In the event of a reorganization, recapitalization, stock dividend or stock split or combination or other change in the shares of Common Stock, the number of Option Shares and the Exercise Price will be automatically adjusted in order to prevent the dilution or enlargement of rights under the Option. For the avoidance of doubt, the number of Option Shares shall be approximately 9.8% of the Common Stock outstanding as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. If at any time the Company makes a dividend or other distribution (a “Distribution”) to all its stockholders of any asset, including cash or security (the total of the assets or securities so distributed, the “Distribution Amount”), then, upon exercise of the Option, Purchaser shall have the right to receive from Seller, in addition to the Option Shares, whatever assets were distributed on behalf of the Option Shares. Upon a Sale of the Company, Purchaser shall have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Option Shares immediately theretofore exercisable and receivable upon the exercise of the Option, such assets, including cash or securities, that would have been received upon such Sale of the Company by Purchaser with respect to the Option Shares immediately prior to such event.

ARTICLE V

ADDITIONAL COVENANTS AND ACKNOWLEDGEMENTS

5.1 Transfer of Option Shares. Prior to the Expiration Date, without Purchaser’s prior written consent, Seller covenants and agrees to directly own a number of shares of Common Stock equal to the Option Shares.

5.2 Restricted Securities. Purchaser understands that, as of the date hereof, (a) the Option Shares have not been registered under the Securities Act or any applicable state securities Laws, (b) the Option Shares are “restricted securities” as defined in Rule 144 of the Rules and Regulations promulgated under the Securities Act (“Rule 144”) and (c) Rule 144 permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the satisfaction of all the requirements under Rule 144(i)(2), the availability of certain current public information about the Company, the resale occurring not less than six months after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three (3) month period not exceeding specified limitations.

5.3 Legend. Purchaser understands and agrees that the certificate(s) representing the Option Shares may bear one or more restrictive legends determined by counsel to the Company to be necessary or appropriate in order to comply with the Securities Act and any applicable state securities Laws or to secure or protect any applicable exemptions from registration or qualification, including a legend in substantially the following form and the Purchaser agrees to abide by the terms thereof:

“The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for those shares under the Securities Act of 1933 or an opinion of the Company’s counsel that registration is not required under said Act.”

Purchaser also understands and agrees that the certificate(s) representing the Option Shares may bear one or more legends determined by counsel to the Company to be necessary or appropriate relating to that certain Rights Agreement, dated as of September 15, 1998, as subsequently amended, between the Company and American Stock Transfer & Trust Company, LLC.

5.4 Section 13(d)(3) Disclaimer. Each of Purchaser and Seller agrees that nothing in this Agreement or the Proxy is intended to deem Purchaser and Seller to be members of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Purchaser and Seller expressly disclaim that they have agreed to act as a group in any way and each of Purchaser and Seller agrees not to take any action that would cause Purchaser and Seller to be deemed a group. Without limiting the generality of the foregoing, Purchaser shall have no right to take any action with respect to any shares of Common Stock owned by Seller other than the Option Shares, and then only as provided in the Proxy.

ARTICLE VI

DEFINITIONS

6.1 Defined Terms. As used in this Agreement, the following definitions shall apply.

(a) “Encumbrances” means any liens, pledges, taxes, hypothecations, charges, adverse claims, options, warrants, rights, contracts, calls, commitments, demands, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(b) “Governmental Authority” means any governmental or regulatory body, agency, authority, commission, department, bureau, court, tribunal, council, instrumentality, arbitrator or arbitral or judicial body (public or private), or political subdivision, whether federal, state, local, tribal or foreign.

(c) “Law” means any federal, state, local or foreign law (including common law), treaty, statute, code, ordinance, rule, regulation, permit, license, written order or other requirement or guideline of any Governmental Authority, including any order and any rules or regulations related to the NASDAQ Stock Market.

(d) “Losses” means losses, liabilities, damages, costs and expenses (including, without limitation, attorneys fees) other than consequential, incidental or indirect damages, lost profits or punitive damages.

(e) “Securities Act” means the Securities Act of 1933, as amended.

6.2 Terms Generally. The definitions in Section 6.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or any Law are to such agreement, instrument or Law as the same may be amended and supplemented from time to time (and, in the case of any statute or regulation, to any successor provisions). Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the words “or,” “either” and “any” in this Agreement shall not be exclusive. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action may be deferred until the next business day.

ARTICLE VII

MISCELLANEOUS

7.1 Indemnification. Within five (5) business days following receipt of documentation reasonably satisfactory to Purchaser, Purchaser shall reimburse Seller up to $50,000.00 in the aggregate for all Losses incurred or suffered by Seller arising from or relating to this Agreement or Seller’s association with Purchaser by virtue of this Agreement and the transactions contemplated hereunder, including (i) any action against Seller to prevent the exercise of the Option or the Exercise Share Issuance and (ii) any Losses incurred by Seller to cause the Company or its transfer agent to permit the exercise of the Option or the Exercise Share Issuance.

7.2 Further Assurances. From time to time, whether at or following the Closing, each party shall make reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable Laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

7.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the addresses of the parties as indicated on the signature page hereto. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

7.4 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.5 WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

7.6 CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN NEW CASTLE COUNTY, DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR HIMSELF AND IN RESPECT OF HIS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

7.7 Entire Agreement. This Agreement (including the Exhibits hereto), together with the other agreements, certificates and other instruments delivered hereunder and thereunder, sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

7.8 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

7.9 Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any party hereto without the written consent of the other party hereto; provided, however, that Purchaser may assign its rights hereunder to any affiliate of the Purchaser that assumes the obligations of Purchaser hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

7.10 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

7.11 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or PDF email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, the other party hereto or thereto shall re-execute original forms thereof and deliver them to the other party. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or PDF email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or PDF email as a defense to the formation of a contract and each such party forever waives any such defense.

7.13 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.14 Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

7.15 Transaction Costs. Except as specifically set forth in this Agreement, each party hereto shall pay his or its own expenses incident to this Agreement and in performing his or its obligations hereunder.

*****

IN WITNESS WHEREOF, the parties have executed this Stock Option Agreement as of the date first written above.

SELLER

/s/ Guy J. Quigley
GUY J. QUIGLEY

3720 Fountain Circle
Fountainville, Pennsylvania 18923

PURCHASER

MATRIXX INITIATIVES, INC.

By:	/s/ Marylou Arnett
Name:	Marylou Arnett
Its:	Chief Executive Officer

1 Grande Commons, Suite 130
440 Route 22 East
Bridgewater, NJ 08807

Signature Page to the Stock Option Agreement

EXHIBIT A

IRREVOCABLE PROXY

(Common Stock of ProPhase Labs, Inc.)

For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Matrixx Initiatives, Inc., a Delaware corporation (the “Proxy Holder”), the attorney and proxy of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of common stock, par value $0.0005 per share (the “Common Stock”) of ProPhase Labs, Inc. (the “Company”) that are “Option Shares”, as defined in, and pursuant to, that certain Stock Option Agreement, by and between the undersigned and the Proxy Holder, dated as of the date hereof (the “Stock Option Agreement”). Upon the execution hereof, all prior proxies given by the undersigned with respect to any Common Stock of the Company are hereby revoked, and no subsequent proxies will be given with respect to any of the Option Shares.

This proxy is IRREVOCABLE, is COUPLED WITH AN INTEREST and is granted pursuant to the Stock Option Agreement, and is for the benefit of the Proxy Holder in consideration of the Option Purchase Price (as defined in the Stock Option Agreement) paid by the Proxy Holder to the undersigned pursuant thereto. Capitalized terms used herein but not otherwise defined in this irrevocable proxy have the meanings ascribed to such terms in the Stock Option Agreement.

The Proxy Holder will be empowered and may exercise this irrevocable proxy if the Proxy Holder gives notice of its intent to exercise such rights to the undersigned, to take any of the following actions: (i) exercise all voting and other rights pertaining to the Option Shares, whether at any meeting of stockholders of the Company, action by written consent or otherwise and (ii) exercise any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Option Shares as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Option Shares upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other structure of the Company, or upon the exercise by the Proxy Holder of any right, privilege or option pertaining to the Option Shares, and in connection therewith, the right to deposit and deliver any and all of the Option Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Proxy Holder may determine).

This proxy is granted in accordance with the laws of the State of Delaware and, to the extent permitted by law, this proxy shall continue in full force and effect until the earlier of (i) the date that the Proxy Holder exercises the Option in full and (ii) the Expiration Date.

In the event that any provision of this proxy becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, this proxy shall continue in full force and effect without said provision to the extent the intent of the undersigned and the Proxy Holder is effected. In such event, the undersigned shall, to the extent requested by the Proxy Holder, enter into such legal, valid and enforceable substitute provision as most nearly effects the intent of such parties in entering into this proxy.

Any obligation of the undersigned hereunder shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Option Shares).

IN WITNESS WHEREOF, the undersigned has executed this irrevocable proxy as of this 4th day of September, 2012.

GUY J. QUIGLEY

3720 Fountain Circle
Fountainville, Pennsylvania 18923

Signature Page to Irrevocable Proxy

EXHIBIT B

THE SECURITY REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE PAYMENT OF THE OBLIGATIONS ON THIS NOTE IS SUBJECT TO CERTAIN SUBORDINATION PROVISIONS SET FORTH IN SECTION 5 HEREOF.

SUBORDINATED PROMISSORY NOTE

$2,034,797.80	[DATE]

FOR VALUE RECEIVED, Matrixx Initiatives, Inc., a Delaware corporation (the “Issuer”), hereby promises to pay to the order of Guy J. Quigley (the “Payee”), on the Maturity Date (as defined below), the principal sum of TWO MILLION THIRTY-FOUR THOUSAND SEVEN HUNDRED NINETY-SEVEN DOLLARS AND 80/100 ($2,034,797.80) in lawful money of the United States of America. Defined terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Stock Option Agreement, dated as of September [        ], 2012, by and between the Issuer and the Payee (as amended, restated or otherwise modified from time to time, the “Option Agreement”).

This Subordinated Promissory Note (this “Note”) is subject to the following further terms and conditions:

1.

Interest. Interest shall accrue on a daily basis on the outstanding principal amount of this Note, plus accrued but unpaid interest (compounded annually), at a rate per annum equal to [•]% (the mid term applicable federal rate for [•]1). Interest shall be payable at such time as the principal amount of this Note becomes due and payable, such interest to be paid in cash in the manner specified in Section 3 hereof. Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the Maturity Date.

2.	Maturity Date. This Note shall mature (the “Maturity Date”) on the date that is five (5) business days after the date that the Issuer receives evidence (reasonably satisfactory to the Issuer) from the Payee that the Exercise Share Issuance has occurred in accordance with Section 4.4 of the Option Agreement (the “Maturity Trigger”). Notwithstanding anything to the contrary herein, no payment hereunder (i.e., principal or interest) shall be due and this Note shall be automatically cancelled without any payment to the Payee (including, without limitation, Sections 3 and 4 hereof) if the Maturity Trigger has not occurred within thirty (30) days after the date hereof.

3.	Payment; Prepayment. All payments and prepayments on this Note shall be made to the Payee or its order, in lawful money of the United States of America by wire transfer of immediately available funds to the account designated by Payee. The Issuer may, at the Issuer’s option, prepay this Note in whole or in part at any time or from time to time without penalty or premium.

[1]	To be the month and year this Note is delivered.

4.	Security; Pledge. The Issuer hereby pledges to the Payee, and grants to the Payee a security interest in, the Option Shares as security for the prompt and complete payment on the Maturity Date of the unpaid amounts payable by the Issuer under or in respect of this Note (the “Obligations”). For the avoidance of doubt, the Payee shall hold all certificates representing the Option Shares until the Issuer has paid the Obligations in full. Upon payment in full of the Obligations, the Payee shall surrender the Option Shares to the Issuer.

5.

[Subordination. Notwithstanding anything to the contrary herein, the Payee covenants and agrees that, except as set forth in Section 4 with respect to the security interest granted in the Option Shares, the Obligations shall be subordinate and junior and subject in right of payment to the prior payment in full in cash of all other indebtedness of the Issuer and its subsidiaries.][2]

6.	Miscellaneous.

(a)	All questions concerning the construction, validity and interpretation of this Note shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)	AS A SPECIFICALLY BARGAINED INDUCEMENT FOR THE ISSUER TO ISSUE THIS NOTE AND FOR THE PAYEE TO ACCEPT THIS NOTE (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS NOTE.

(c)	THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS NOTE SHALL EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN NEW CASTLE COUNTY, DELAWARE. BY EXECUTION AND DELIVERY OF THIS NOTE, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF

[2]	Final subordination language subject to review and approval by lenders.

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SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

(d)	In the event of litigation regarding the subject matter of this Note, the prevailing party in a final, non-appealable order of a court of competent jurisdiction shall be entitled to recover its reasonable, documented expenses and attorneys’ fees in connection with obtaining such order.

(e)	The captions used in this Note are for convenience of reference only and do not constitute a part of this Note and shall not be deemed to limit, characterize or in any way affect any provision of this Note, and all provisions of this Note shall be enforced and construed as if no caption had been used in this Note.

(f)	This Note may not be assigned by any party hereto without the written consent of the other party hereto; provided, however, that the Issuer may assign its rights hereunder to any affiliate of the Issuer that assumes the obligations of the Issuer hereunder. Subject to the preceding sentence, this Note shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. This Note shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

(g)	This Note may be amended, modified, superseded or cancelled only by a written instrument executed by the parties hereto.

(h)	The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Note, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any other term or covenant of this Note.

(i)	The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of the provisions hereof.

(j)

This Note may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. This Note and any signed agreement or instrument entered into in connection with this Note, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or PDF email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original

3

signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, the other party hereto or thereto shall re-execute original forms thereof and deliver them to the other party. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or PDF email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or PDF email as a defense to the formation of a contract and each such party forever waives any such defense.

(k)	Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Note is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Note. Upon such determination, the parties shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(l)	The provisions of this Note may be amended or waived only upon the prior written consent of the Issuer and the Payee.

(m)	The parties agree that this Note shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Note therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Note, that they know and understand the contents and effect of this Note and that the legal effect of this Note has been fully explained to its satisfaction by counsel of its own choosing.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Note has been duly executed and delivered by the Issuer on the date first above written.

ISSUER

MATRIXX INITIATIVES, INC.

By:
Name:	Marylou Arnett
Its:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

PAYEE

GUY J. QUIGLEY

3720 Fountain Circle

Fountainville, Pennsylvania 18923

Promissory Note